Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Highpower International and subsidiaries (the “Company”) on Form S-8 (File No.333-222315 and 333-157443) and Form S-3 (File No.333-217294) of our report dated March 28, 2019, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Marcum Bernstein & Pinchuk llp

Beijing, China

March 28, 2019